EXHIBIT 15.1

Tel: +61 2 9251 4100	Parkline Place
Fax: +61 2 9240 9821	Level 25, 252 Pitt Street
www.bdo.com.au	Sydney NSW 2000
Australia

CONSENT ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Kelly Partners Group Holdings Limited

Level 8, 32 Walker Street

North Sydney, NSW 2060

We hereby consent to the use of our independent auditor’s report dated September 18, 2026 relating to the consolidated financial statements of Kelly Partners Group Holdings Limited (the Company) included in this Registration Statement on Form 20-F.

We also consent to the reference to us under the caption ‘Experts’ in the Registration statement.

BDO Audit Pty Ltd

/s/ BDO Audit Pty Ltd

Sydney, Australia

October 1, 2026

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.